Exhibit 99.1

MAIA Takes Aim at a $50B Immunotherapy Market with Breakthrough Telomere-Targeting Approach

CHICAGO – December 10, 2025 - MAIA Biotechnology (NYSE American: MAIA) – The treatment paradigm for advanced non-small cell lung cancer (NSCLC) is undergoing another shift. After a decade of targeted therapies and checkpoint inhibitors (CPIs) dominating headlines, MAIA believes that a new therapeutic class—telomere-targeting agents—is emerging for the population with substantial unmet medical need: patients without actionable mutations and who no longer respond to CPIs or chemotherapy.

This is a segment that existing therapies leave behind. And it is the segment where we believe that ateganosine, developed by MAIA, may soon become one of the most consequential entrants in years.

A Market Dominated by Checkpoint Inhibitors—But Vulnerable at Its Edges

CPI therapies remain the backbone of NSCLC treatment in patients who don’t have an actionable mutation. Collectively, the category generated approximately $50 billion in global sales in 2024, anchored by five major agents approved for NSCLC. The therapeutic concentration in lung cancer is striking:

●	>30% of all NSCLC drug sales come from CPIs
●	>40% of all CPI global sales originate from NSCLC alone

Merck’s Keytruda, the category-defining CPI, reported $29.5 billion in revenue in 2024, with NSCLC representing an estimated 30% of its total sales. Keytruda is expected to approach $35 billion by 2027—just before biosimilars begin entering the market in 2028.

While CPIs have transformed outcomes for some patients, in our opinion their limitations remain clear: patients without actionable mutations, and those who become CPI-refractory, still experience extremely poor prognosis and limited therapeutic benefit. We believe this treatment gap has become one of the industry’s largest unmet needs.

Telomere-Targeting: A New Pathway for a Hard-to-Treat Population

We believe that MAIA’s ateganosine represents the first drug in a new class. Unlike targeted therapies requiring EGFR, ALK, KRAS, or other mutations—and unlike immunotherapies dependent on PD-1/PD-L1 dynamics—ateganosine has been designed to exploit a universal feature of cancer cells: telomerase activity, present in more than 80% of human tumors.

Its dual mechanism has been designed to disrupt telomeres to trigger direct cancer cell death while simultaneously enabling the immune system to respond to cancer. MAIA was recently awarded Fast Track Designation by the U.S. FDA for the treatment of NSCLC in patients resistant to immunotherapy and chemotherapy, and is initiating a Phase 3 THIO-104 trial.

A Commercial Opportunity That Extends Across Oncology

With the NSCLC market now valued at $34.1 billion—projected to nearly double to $68.8 billion by 2033—the implications of a first-in-class therapy are substantial. In the United States alone, roughly 180,000 patients enter the NSCLC treatment ecosystem every year.

But ateganosine’s opportunity does not end with lung cancer. The candidate already carries FDA Orphan Drug Designations (ODDs) for:

●	Glioblastoma (market: $2.2B → $3.2B growth expected)
●	Hepatocellular carcinoma (HCC) (mortality: 0.8M; sales: $3.8B)
●	Small cell lung cancer (SCLC) (mortality: 0.3M; sales: $2.8B)

Each ODD offers seven years of U.S. market exclusivity upon regulatory FDA approval and access to tax credits—advantages that strengthen MAIA’s long-term market positioning.

A Strategic Inflection Point for the Entire NSCLC Treatment Landscape

The oncology market is poised for a shift as developers seek to fill in gaps in the treatment landscape. The next decade is expected to reward novel mechanisms, and in our opinioin advanced NSCLC represents the clearest example of that gap.

Telomere-targeting therapeutics may be the next foundation in that evolution. If ateganosine’s outcomes are successful, the therapy could become a defining entrant in a space where treatment failure has long been accepted as inevitable. Statistical assessments points to a high probability of technical success for regulatory approval of ateganosine.

In our opinion, MAIA is now positioned at the center of this turning point—scientifically and strategically.

About MAIA Biotechnology, Inc.

MAIA is a targeted therapy, immuno-oncology company focused on the development and commercialization of potential first-in-class drugs with novel mechanisms of action that are intended to meaningfully improve and extend the lives of people with cancer. Our lead program is ateganosine (THIO), a potential first-in-class cancer telomere targeting agent in clinical development for the treatment of NSCLC patients with telomerase-positive cancer cells. For more information, please visit www.maiabiotech.com.

Forward Looking Statements

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